Exhibit 4(ddd)
FLORIDA POWER & LIGHT COMPANY
(SUCCESSOR TO GULF POWER COMPANY)

TO

WELLS FARGO BANK, NATIONAL ASSOCIATION

AS SUCCESSOR TRUSTEE TO

THE BANK OF NEW YORK MELLON (SUCCESSOR TO JPMORGAN CHASE BANK, N.A. (FORMERLY KNOWN AS THE CHASE MANHATTAN BANK))

_____________________

TWENTY-THIRD SUPPLEMENTAL INDENTURE

DATED AS OF JANUARY 1, 2021

TO

SENIOR NOTE INDENTURE

DATED AS OF JANUARY 1, 1998

DB1/ 117130809.4

THIS TWENTY-THIRD SUPPLEMENTAL INDENTURE is dated as of January 1, 2021, made by and between FLORIDA POWER & LIGHT COMPANY, a corporation of the State of Florida (hereinafter sometimes called the “Company”), whose post office address is 700 Universe Boulevard, Juno Beach, Florida 33408, as successor to GULF POWER COMPANY, a corporation of the State of Florida (hereinafter sometimes called the “Original Company”), whose post office address is One Energy Place, Pensacola, Florida 32520-0001, and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, whose post office address is 150 East 42nd Street, 40th floor, New York, New York 10017, as Trustee (the “Trustee”);
WHEREAS, the Original Company has heretofore entered into a Senior Note Indenture, dated as of January 1, 1998 (the “Original Indenture”), with Wells Fargo Bank, National Association (successor to The Bank of New York Mellon (successor to JPMorgan Chase Bank, N.A. (formerly known as The Chase Manhattan Bank))), as Trustee, as heretofore supplemented; and
WHEREAS, the Original Indenture is incorporated herein by this reference and the Original Indenture, as heretofore supplemented and as further supplemented by this Twenty-Third Supplemental Indenture, is hereinafter sometimes called the “Indenture”; and
WHEREAS, the Original Company has heretofore issued, in accordance with the provisions of the Indenture, the following series of Senior Notes that are currently Outstanding:

Series	Principal Amount Issued	Principal Amount Outstanding
Series 2010B 5.10% Senior Notes due October 1, 2040	$125,000,000	$125,000,000
Series 2012A 3.10% Senior Notes due May 15, 2022	100,000,000	100,000,000
Series 2013A 5.00% Senior Notes due June 15, 2043	90,000,000	90,000,000
Series 2014A 4.55% Senior Notes due October 1, 2044	200,000,000	200,000,000
Series 2017A 3.30% Senior Notes due May 30, 2027	300,000,000	300,000,000

WHEREAS, Section 801 of the Indenture permits, among other things, consolidation with or merger of the Original Company into another corporation if (i) such corporation is organized and existing under the laws of the United States of America, any State thereof or the District of Columbia that expressly assumes by an indenture supplemental to the Indenture, executed and delivered to the Trustee, in form satisfactory to the Trustee, the due and punctual payment of the principal of (and premium, if any) and interest on all the Senior Notes and the performance of every covenant of the Indenture on the part of the Original Company to be performed or observed, (ii) immediately after giving effect to such consolidation or merger, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing; and (iii) the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation or merger complies with Article Eight of the Indenture and that all conditions precedent therein provided for relating to such consolidation or merger have been complied with; and
WHEREAS, as of 12:01 a.m. on the date hereof, pursuant to the Agreement and Plan of Merger dated as of December 18, 2020 between the Original Company and the Company, the Original Company was merged into the Company (the “Merger”) whereby the Company is the surviving corporation; and
WHEREAS, Section 802 of the Indenture provides, among other things, that upon any consolidation by the Original Company with or merger by the Original Company into any corporation in accordance with Section 801 of the Indenture, the successor corporation formed by such consolidation or into which the Original Company is merged shall succeed to, and be substituted for, and may exercise every right and power of, the Original Company under the Indenture with the same effect as if such successor corporation had been named as the Original Company herein and thereafter, the Original Company shall be relieved of all obligations and covenants under the Indenture and the Senior Notes; and

WHEREAS, all conditions necessary to authorize the execution and delivery of this Twenty-Third Supplemental Indenture and to make it a valid and binding obligation of the Company have been done or performed; and
IT IS HEREBY COVENANTED AND AGREED, by and between the Company and the Trustee, that the Company, for itself and its successor and assigns, hereby covenants and agrees to and with the Trustee and its successors in trust under the Indenture, as follows:
ARTICLE I

ASSUMPTION OF INDENTURE
SECTION 101. Assumption by Company. As of the date hereof, pursuant to Section 801 of the Indenture, the Company hereby expressly assumes the due and punctual payment of the principal of (and premium, if any) and interest on all of the Senior Notes and the performance of every covenant of the Indenture on the part of the Original Company to be performed or observed.
SECTION 102. Company Substituted. On and after the date hereof, pursuant to Section 802 of the Indenture, the Company shall succeed to, and be substituted for, and may exercise every right and power of, the Original Company under the Indenture with the same effect as if the Company had been named as the Original Company in the Indenture.
ARTICLE II

MISCELLANEOUS PROVISIONS
SECTION 201. Recitals by Company. The recitals in this Twenty-Third Supplemental Indenture are made by the Company only and not by the Trustee, and all of the provisions contained in the Original Indenture in respect of the rights, privileges, immunities, powers and duties of the Trustee shall be applicable in respect of this Twenty-Third Supplemental Indenture as fully and with like effect as if set forth herein in full.
SECTION 202. Executed in Counterparts. This Twenty-Third Supplemental Indenture may be simultaneously executed in several counterparts, each of which shall be deemed to be an original, and such counterparts shall together constitute but one and the same instrument.
SECTION 203. Defined Terms. All capitalized terms used herein which are not defined herein, but which are defined in the Indenture, shall have the meanings specified in the Indenture.

IN WITNESS WHEREOF, each party hereto has caused this instrument to be signed in its name and behalf by its duly authorized officer, all as of the day and year first above written.

FLORIDA POWER & LIGHT COMPANY

By:	MICHAEL G. SPOOR
Name:	Michael G. Spoor
Title:	Vice President

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	COREY J. DAHLSTRAND
Name:	Corey J. Dahlstrand
Title:	Corporate Trust Officer

    4